Exhibit 3.1

DEUTSCHE FASSUNG	CONVENIENCE TRANSLATION

SATZUNG	ARTICLES OF ASSOCIATION
DER	OF
JUMIA TECHNOLOGIES AG	JUMIA TECHNOLOGIES AG

I.	I.
ALLGEMEINE BESTIMMUNGEN	GENERAL PROVISIONS

§ 1	Section 1
Firma und Sitz	Company Name and Registered Seat

(1) Die Firma der Gesellschaft lautet Jumia Technologies AG.	(1) The name of the Company is Jumia Technologies AG.

(2) Die Gesellschaft hat ihren Sitz in Berlin.	(2) The Company has its registered seat in Berlin.

§ 2	Section 2
Gegenstand des Unternehmens	Company Purpose

(1) Gegenstand des Unternehmens ist die direkte oder indirekte Verwaltung eigener Vermögenswerte, insbesondere die Gründung neuer Unternehmen oder der Erwerb existierender Unternehmen, die Entwicklung und Umsetzung neuer Geschäftskonzepte, der Erwerb, die Verwaltung und die Verfügung über Anteile an anderen Unternehmen und juristischen Personen in Deutschland oder im Ausland sowie die Erbringung von Dienst- und Beratungsleistungen, insbesondere mit Fokussierung auf so unterschiedliche Bereiche wie Internet, Online-Dienste, E-Commerce, Telekommunikation, Medien, Neue Medien, Technologien, Software, IT Dienstleistungen, Marketing, Vertrieb, Personalbeschaffung, Finanzierung, Programmierung, Projektmanagement sowie Start Up- und Wachstumsunternehmen.	(1) The Company’s purpose is the direct or indirect management of its own assets, in particular the incorporation of new companies or the acquisition of existing companies, the development and implementation of new business concepts, the acquisition, management and disposition of shares in other companies and legal entities in Germany or abroad as well as the provision of consulting and other services, in particular with a focus on areas as diverse as Internet, online services, e-commerce, telecommunications, media, new media, technologies, software, IT services, marketing, sales, recruitment, financing, programming, project management and start-up and growth companies.

(2) Die Gesellschaft ist zu allen Handlungen und Maßnahmen berechtigt und kann alle Geschäfte betreiben, die mit dem Gegenstand des Unternehmens zusammenhängen oder ihm unmittelbar oder mittelbar zu dienen geeignet sind. Sie kann auch andere Unternehmen im In- und Ausland gründen, erwerben und sich an ihnen beteiligen sowie solche Unternehmen leiten oder sich auf die Verwaltung der Beteiligung beschränken. Sie kann ihren Betrieb, auch soweit es um die von ihr gehaltenen Beteiligungen geht, ganz oder teilweise durch verbundene Unternehmen führen lassen oder auf solche übertragen oder auslagern und sich auf die Tätigkeit als geschäftsleitende Holding beschränken. Die Gesellschaft darf auch Zweigniederlassungen und Betriebsstätten im In- und Ausland errichten. Sie kann ihre Tätigkeit auf einen Teil der in Absatz 1 bezeichneten Tätigkeitsfelder beschränken.	(2) The Company is entitled to perform all acts and take all steps and conduct all transactions relating to its purpose or which are appropriate to directly or indirectly effect the accomplishment of the Company’s purpose. The Company may also establish or acquire enterprises in Germany or abroad and participate in and manage such enterprises or confine itself to the management of its participation. The Company can completely or partially delegate management of its operations, including its participation in other companies, to affiliated companies or transfer or outsource its operations to such affiliated companies as well as confine itself to operation as a management holding company. The Company may also establish branch offices and permanent establishments in Germany and abroad. The Company may limit its activity to any part of the areas designated in paragraph 1.

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§ 3	Section 3
Bekanntmachungen und	Announcements and
Informationsübermittlung	Communicating Information

(1) Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger. Sofern gesetzlich zwingend eine andere Bekanntmachungsform erforderlich ist, tritt an die Stelle des Bundesanzeigers diese Bekanntmachungsform.	(1) Company notices shall be published in the Federal Gazette. If another form of notice is required by mandatory provisions of law, such form shall replace the notice in the Federal Gazette.

(2) Informationen an die Aktionäre der Gesellschaft können, soweit gesetzlich zulässig, auch im Wege der Datenfernübertragung übermittelt werden. Die Übermittlung von Mitteilungen nach § 125 Abs. 1 i.V.m. § 128 Abs. 1 AktG sowie nach § 125 Abs. 2 AktG ist auf den Weg elektronischer Kommunikation beschränkt. Der Vorstand ist ohne dass hierauf ein Anspruch besteht - berechtigt, diese Mitteilungen auch auf anderem Weg zu versenden.	(2) Notices to the shareholders of the Company may, to the extent permitted by law, also be communicated by data transmission. Notices pursuant to Section 125 para. 1 in conjunction with 128 para. 1 of the German Stock Corporation Act (AktG) as well as pursuant to Section 125 para. 2 of the AktG must be delivered by electronic communication. The Management Board is entitled, but not obliged, to deliver such notices also by other means.

II.	.II.
GRUNDKAPITAL UND AKTIEN	SHARE CAPITAL AND SHARES

§ 4	Section 4
Grundkapital	Share Capital

(1) Das Grundkapital der Gesellschaft beträgt EUR 267.251.682,00 (in Worten: Euro zweihundertsiebenundsechzig Millionen zweihunderteinundfünfzigtausendsechshundertzweiundachtzig). Es ist ein-geteilt in 267.251.682 Stückaktien (Aktien ohne Nennbetrag).	(1) The share capital of the Company amounts to EUR 267,251,682.00 (in words: Euro two hundred sixty-seven million, two hundred fifty-one thousand, six hundred eighty-two). It is divided into 267,251,682 no-par value shares (shares without a nominal value).

Das Grundkapital wurde in Höhe von EUR 139.736,00 (in Worten: Euro einhundertneununddreißigtausend siebenhundertsechsunddreißig) durch Formwechsel gemäß §§ 190 ff. UmwG der im Handelsregister des Amtsgerichts Charlottenburg unter HRB 142937 B eingetragenen Africa Internet Holding GmbH mit dem Sitz in Berlin erbracht.	The share capital has been provided in the amount of EUR 139,736.00 (spelled out: Euro one hundred thirty-nine thousand seven hundred thirty-six) by way of transformation pursuant to Sections 190 et seq. of the German Transformation Act (UmwG) of Africa Internet Holding GmbH with registered seat in Berlin, registered in the commercial register of the local court of Charlottenburg under registration number HRB 142937 B.

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(2)	Der Vorstand der Gesellschaft ist ermächtigt, das Grundkapital der Gesellschaft in der Zeit bis einschließlich 14. Mai 2031 mit Zustimmung des Aufsichtsrats einmalig oder mehrmals um insgesamt bis zu EUR 36.164.367,00 (in Worten: Euro sechsunddreißig Millionen einhundertvierundsechzigtausend-dreihundertsiebenundsechzig) durch Ausgabe von bis zu 36.164.367 auf den Inhaber lautenden Stückaktien gegen Bar- und/oder Sacheinlagen, einschließlich Forderungen gegen die Gesellschaft, zu erhöhen („Genehmigtes Kapital 2026/I“).		(2)	The Management Board is authorized until 14 May 2031 (inclusive) to increase, once or repeatedly and each time with the consent of the Supervisory Board, the share capital of the Company by a total amount of up to EUR 36,164,367.00 (in words: Euro thirty-six million, one hundred sixty-four thousand, three hundred sixty-seven) through the issuance of up to 36,164,367 new no-par value bearer shares against contributions in cash and/or in kind, including claims against the Company (“Authorized Capital 2026/I”).

	Den Aktionären ist grundsätzlich ein Bezugsrecht einzuräumen. Die Aktien können dabei nach § 186 Abs. 5 AktG auch von einem oder mehreren Kreditinstitut(en), Wertpapierinstitut(en) oder gemäß § 53 Abs. 1 Satz 1 oder § 53b Abs. 1 Satz 1 oder Abs. 7 des Gesetzes über das Kreditwesen („KWG“) tätigen Unternehmen mit der Verpflichtung übernommen werden, sie den Aktionären der Gesellschaft zum Bezug anzubieten (mittelbares Bezugsrecht).			In principle, the shareholders are to be granted subscription rights. The shares may also be subscribed for by one or more credit institution(s), securities institution(s) or one or more enterprise(s) operating pursuant to sections 53(1) sentence 1, 53b(1) sentence 1 or 53b(7) of the German Banking Act (Gesetz über das Kreditwesen) with the obligation to offer the shares to the shareholders of the Company pursuant to section 186(5) AktG (indirect subscription right).

	Das Bezugsrecht der Aktionäre ist für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2026/I ausgeschlossen, wenn			The shareholders’ subscription rights are excluded for one or more capital increases in the context of the Authorized Capital 2026/I,

	-	die Ausnutzung des Genehmigten Kapitals 2026/I erfolgt, um bis zu maximal 264.000 neue Aktien der Gesellschaft nach Wahl der Gesellschaft zur Bedienung von Zahlungsansprüchen aus erdienten Virtual Restricted Stock Units, die unter dem Virtual Restricted Stock Unit Program 2021 der Gesellschaft („VRSUP 2021“) an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel nach näherer Maßgabe des VRSUP 2021 gewährt wurden, jeweils gegen Einlage dieser Zahlungsansprüche aus den Virtual Restricted Stock Units auszugeben;; und/oder		-	if the utilization of the Authorized Capital 2026/I occurs in order to issue up to a maximum of 264,000 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2021 of the Company (“VRSUP 2021”) to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 AktG or their investment vehicles, subject to the details of the VRSUP 2021, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units; and/or

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-	die Ausnutzung des Genehmigten Kapitals 2026/I erfolgt, um bis zu maximal 2.769.484 neue Aktien der Gesellschaft nach Wahl der Gesellschaft zur Bedienung von Zahlungsansprüchen aus erdienten Virtual Restricted Stock Units, die unter dem Virtual Restricted Stock Unit Program 2023 der Gesellschaft („VRSUP 2023“) an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel nach näherer Maßgabe des VRSUP 2023 gewährt wurden, jeweils gegen Einlage dieser Zahlungsansprüche aus den Virtual Restricted Stock Units auszugeben.	-	if the utilization of the Authorized Capital 2026/I occurs in order to issue up to a maximum of 2,769,484 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2023 of the Company (“VRSUP 2023”) to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 AktG or their investment vehicles, subject to the details of the VRSUP 2023, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units.

In diesen Fällen darf der auf die ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals insgesamt 10 % des Grundkapitals der Gesellschaft, das im Zeitpunkt der Beschlussfassung über das Genehmigte Kapital 2026/I vorhanden ist oder, falls dieser Betrag niedriger ist, das im Zeitpunkt der Ausnutzung des Genehmigten Kapitals 2026/I vorhanden ist, nicht überschreiten. Auf diese 10%-Grenze ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die seit der Beschlussfassung über das Genehmigte Kapital 2026/I aus anderem genehmigtem Kapital, bedingtem Kapital oder aus eigenen Aktien der Gesellschaft an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel zur Erfüllung von Ansprüchen aus Beteiligungsprogrammen ausgegeben oder übertragen wurden.		In these cases, the pro rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the Authorized Capital 2026/I or, if this amount is lower, existing at the time of the utilization of the Authorized Capital 2026/I. Towards this 10%-limit shall count the proportional amount of the share capital attributable to any shares that were issued or transferred from other authorized capital, conditional capital or from treasury shares to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 AktG or their investment vehicles to settle claims under participation programs since the resolution on the Authorized Capital 2026/I was adopted.

Ferner ist der Vorstand ermächtigt, das Bezugsrecht der Aktionäre mit Zustimmung des Aufsichtsrats für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2026/I auszuschließen,

Further, the Management Board is authorized to exclude the shareholders’ subscription rights with the consent of the Supervisory Board for one or more capital increases in the context of the Authorized Capital 2026/I,

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-	um Spitzenbeträge vom Bezugsrecht auszunehmen;	-	in order to exclude fractional amounts from the subscription right;

-	soweit es erforderlich ist, um Inhabern bzw. Gläubigern von Wandelschuldverschreibungen, Optionsschuldverschreibungen, Genussrechten und/oder Gewinnschuldverschreibungen (bzw. Kombinationen dieser Instrumente) (nachstehend gemeinsam „Schuldverschreibungen“), die mit Wandlungs- oder Optionsrechten bzw. Wandlungs- oder Optionspflichten ausgestattet sind und die von der Gesellschaft oder einer unmittelbaren oder mittelbaren Beteiligungsgesellschaft ausgegeben wurden oder noch werden, ein Bezugsrecht auf neue, auf den Inhaber lautende Stückaktien der Gesellschaft in dem Umfang zu gewähren, wie es ihnen nach Ausübung der Options- oder Wandlungsrechte bzw. nach Erfüllung von Wandlungs- oder Optionspflichten als Aktionär zustünde oder soweit die Gesellschaft ein Wahlrecht bezüglich solcher Schuldverschreibungen ausübt, ganz oder teilweise Aktien der Gesellschaft anstelle der Zahlung des fälligen Geldbetrags zu gewähren;	-	to the extent necessary to grant holders or creditors of convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) (hereinafter together “Bonds”) with conversion or option rights, or conversion or option obligations, and which were or will be issued by the Company or a direct or indirect subsidiary, subscription rights to new no par value bearer shares of the Company in the amount to which they would be entitled as shareholders after the exercise of the option or conversion rights, or after fulfilment of the conversion or option obligations or to the extent the Company exercises with regard to such Bonds its right to grant, totally or in part, shares of the Company in lieu of payment of the amount due;

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-	zur Ausgabe von Aktien gegen Bareinlagen, wenn der Ausgabepreis der neuen Aktien den Börsenpreis der bereits börsennotierten Aktien der Gesellschaft nicht wesentlich im Sinne der §§ 203 Abs. 1 und Abs. 2, 186 Abs. 3 Satz 4 AktG unterschreitet und der auf die unter Ausschluss des Bezugsrechts gemäß § 186 Abs. 3 Satz 4 AktG ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals insgesamt 10 % des Grundkapitals der Gesellschaft nicht überschreitet, und zwar weder zum Zeitpunkt des Wirksamwerdens noch – wenn dieser Betrag geringer ist – im Zeitpunkt der Ausnutzung des Genehmigten Kapitals 2026/I. Auf diese Begrenzung von 10 % des Grundkapitals ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, (i) die während der Laufzeit des Genehmigten Kapitals 2026/I aufgrund einer Ermächtigung zur Veräußerung eigener Aktien gemäß § 71 Abs. 1 Nr. 8 Satz 5 Halbsatz 2 AktG in Verbindung mit § 186 Abs. 3 Satz 4 AktG unter Ausschluss des Bezugsrechts der Aktionäre veräußert werden; (ii) die zur Bedienung von Schuldverschreibungen mit Wandlungs- oder Optionsrechten bzw. Wandlungs- oder Optionspflichten ausgegeben werden oder auszugeben sind, sofern diese Schuldverschreibungen in entsprechender Anwendung des § 186 Abs. 3 Satz 4 AktG während der Laufzeit des Genehmigten Kapitals 2026/I unter Ausschluss des Bezugsrechts der Aktionäre ausgegeben werden; (iii) die während der Laufzeit des Genehmigten Kapitals 2026/I aus anderem genehmigten Kapital unter Ausschluss des Bezugsrechts der Aktionäre gemäß § 203 Abs. 2 Satz 1 in Ver bindung mit § 186 Abs. 3 Satz 4 AktG oder auf der Grundlage sonstiger Kapitalmaßnahmen unter Ausschluss des Bezugsrechts der Aktionäre in entsprechender Anwendung von § 186 Abs. 3 Satz 4 AktG ausgegeben werden;	-	to issue shares for cash contributions, provided that the issue price of the new shares is not significantly lower than the stock exchange price of the shares of the Company already listed on the stock exchange in the meaning of sections 203(1) and (2), 186(3) sentence 4 AktG and that the proportional amount of the share capital attributable to the new shares issued under the exclusion of subscription rights in accordance with section 186(3) sentence 4 AktG does not exceed a total of 10% of the share capital of the Company, whether at the time the Authorized Capital 2026/I comes into effect or – in case such amount is lower – is utilized. Towards the above threshold of 10% of the share capital shall also count the proportional amount of the share capital attributable to any shares, (i) that are sold during the term of the Authorized Capital 2026/I on the basis of an authorization to sell treasury shares pursuant to section 71(1) no. 8 sentence 5 second half sentence in conjunction with section 186(3) sentence 4 AktG subject to the exclusion of shareholders’ subscription rights; (ii) that are issued to satisfy Bonds with conversion or option rights, or conversion or option obligations, provided that such Bonds were issued in analogous application of section 186(3) sentence 4 AktG during the term of the Authorized Capital 2026/I subject to the exclusion of the shareholders’ subscription rights; or (iii) that are issued during the term of the Authorized Capital 2026/I on the basis of other authorized capital, provided that such shares are issued subject to the exclusion of the shareholders’ subscription rights pursuant to section 203(2) sentence 1 in conjunction with section 186(3) sentence 4 AktG or on the basis of other capital measures subject to the exclusion of the shareholders’ subscription rights in analogous application of section 186(3) sentence 4 AktG;

-	zur Ausgabe von Aktien gegen Sacheinlagen insbesondere – aber ohne Beschränkung hierauf – im Rahmen von Unternehmenszusammenschlüssen oder zum Zwecke des (auch mittelbaren) Erwerbs von Unternehmen, Betrieben, Unternehmensteilen, Beteiligungen an Unternehmen oder von sonstigen Vermögensgegenständen, einschließlich Forderungen gegen die Gesellschaft oder ihre Konzerngesellschaften, oder zur Bedienung von Schuldverschreibungen, die gegen Sacheinlagen ausgegeben werden;	-	to issue shares for contributions in kind, in particular – but not limited thereto – in the context of mergers or for the purpose of (including indirect) acquisitions of companies, businesses, parts of companies, interests in companies or other assets, including claims against the Company or any of its group companies, or to satisfy Bonds issued for contributions in kind; or

-	zur Durchführung einer Aktiendividende, in deren Rahmen Aktien der Gesellschaft (auch teilweise und/oder wahlweise) gegen Einlage von Dividendenansprüchen der Aktionäre ausgegeben werden (Aktiendividende).	-	in order to distribute a dividend in kind, in the context of which shares of the Company (also in part or subject to election) may be issued against contribution of dividend claims (scrip dividend).

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	Der Vorstand darf von den vorstehenden Ermächtigungen zum Ausschluss des Bezugsrechts der Aktionäre nur insoweit Gebrauch machen, als der auf die neu auszugebenden Aktien entfallende anteilige Betrag des Grundkapitals 10% des Grundkapitals der Gesellschaft zum Zeitpunkt des Wirksamwerdens des Genehmigten Kapitals 2026/I oder – falls dieser Betrag niedriger ist – seiner Ausnutzung nicht übersteigt. Auf diese Begrenzung von 10% des Grundkapitals ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die während der Laufzeit des Genehmigten Kapitals 2026/I unter Ausschluss des Bezugsrechts der Aktionäre aus anderen Ermächtigungen, einschließlich genehmigtem Kapital, bedingtem Kapital und durch Verwendung eigener Aktien, ausgegeben oder veräußert werden, mit Ausnahme von Aktien, die unter Ausschluss des Bezugsrechts der Aktionäre ausgegeben oder verkauft werden, um (i) Ansprüche aus virtuellen Beteiligungsprogrammen (virtual restricted stock unit programs) der Gesellschaft oder (ii) Vergütungsansprüche von Aufsichtsratsmitgliedern zu erfüllen.		The Management Board may only use the above authorizations for the exclusion of the shareholders’ subscription rights to the extent that the proportional amount of the share capital attributable to the new shares to be issued does not exceed 10% of the share capital of the Company whether at the time the Authorized Capital 2026/I comes into effect or – in case such amount is lower – is utilized. Towards the above threshold of 10% of the share capital shall count the proportional amount of the share capital attributable to any shares issued or sold under the exclusion of the shareholders’ subscription rights on the basis of any other authorizations, including authorized capital, conditional capital and by use of treasury shares, during the term of the Authorized Capital 2026/I, except for any shares issued or sold under the exclusion of the shareholders’ subscription rights to settle (i) claims under virtual restricted stock unit programs of the Company, or (ii) remuneration claims of Supervisory Board members.

	Der Vorstand ist ermächtigt, mit Zustimmung des Aufsichtsrats den weiteren Inhalt der mit den Aktien verbundenen Rechte und die Bedingungen der Aktienausgabe im Rahmen des Genehmigten Kapitals 2026/I festzulegen; dies schließt die Festlegung der Gewinnanteilsberechtigung der neuen Aktien ein, die abweichend von § 60 Abs. 2 AktG auch für ein bereits abgelaufenes Geschäftsjahr festgelegt werden kann.		The Management Board is authorized, with the consent of the Supervisory Board, to determine any additional content of the rights attached to the shares and the conditions of the share issue; this includes the determination of the profit participation of the new shares, which may, in deviation from section 60(2) AktG, also participate in the profit of completed fiscal years.

	Der Aufsichtsrat ist ermächtigt, die Satzung der Gesellschaft nach teilweiser oder vollständiger Ausnutzung des Genehmigten Kapitals 2026/I oder nach Ablauf der Frist für die Ausnutzung des Genehmigten Kapitals 2026/I entsprechend anzupassen.		The Supervisory Board is authorized to adjust the wording of the Articles of Association of the Company accordingly following any partial or the complete utilization of the Authorized Capital 2026/I or upon expiry of the period for the utilization of the Authorized Capital 2026/I.

(3)	Das Grundkapital der Gesellschaft ist um bis zu EUR 49.541.046,00 (in Worten: Euro neunundvierzig Millionen fünfhunderteinundvierzigtausend sechsundvierzig) durch Ausgabe von bis zu 49.541.046 auf den Inhaber lautenden Stückaktien bedingt erhöht („Bedingtes Kapital 2026/I“).	(3)	The share capital of the Company is conditionally increased by up to EUR 49,541,046.00 (spelled out: Euro forty-nine million five hundred forty-one thousand forty-six) by issuing up to 49,541,046 no-par value bearer shares (“Conditional Capital 2026/I”).

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Das Bedingte Kapital 2026/I dient der Gewährung von Aktien bei der Ausübung von Wandlungs- oder Optionsrechten bzw. bei der Erfüllung von Wandlungs- oder Optionspflichten an die Inhaber bzw. Gläubiger von Wandelschuldverschreibungen, Optionsschuldverschreibungen, Genussrechten und/oder Gewinnschuldverschreibungen (bzw. Kombinationen dieser Instrumente) (nachstehend gemeinsam „Schuldverschreibungen“), die aufgrund des Ermächtigungsbeschlusses der Hauptversammlung vom 15. Mai 2026 ausgegeben worden sind.	The purpose of Conditional Capital 2026/I is to grant shares to holders or creditors of convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) (together “Bonds”) issued on the basis of the authorization granted by the Annual General Meeting of 15 May 2026 upon the exercise of conversion or option rights or the fulfilment of conversion or option obligations.

Die Ausgabe der neuen Aktien erfolgt zu dem nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 15. Mai 2026 jeweils festzulegenden Wandlungs- oder Optionspreis. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie die Inhaber bzw. Gläubiger von Schuldverschreibungen, die von der Gesellschaft oder einer von der Gesellschaft abhängigen oder in ihrem unmittelbaren oder mittelbaren Mehrheitsbesitz stehenden Gesellschaft aufgrund des Ermächtigungsbeschlusses der Hauptversammlung vom 15. Mai 2026 bis einschließlich 14. Mai 2031 ausgegeben bzw. garantiert werden, von ihren Wandlungs- oder Optionsrechten Gebrauch machen bzw. Wandlungs- oder Optionspflichten aus solchen Schuldverschreibungen erfüllen oder soweit die Gesellschaft anstelle der Zahlung des fälligen Geldbetrags Aktien der Gesellschaft gewährt und soweit die Wandlungs- oder Optionsrechte bzw. Wandlungs- oder Optionspflichten nicht durch eigene Aktien, durch Aktien aus genehmigtem Kapital oder durch andere Leistungen bedient werden.	The new shares are issued based on the conversion or option price to be determined in accordance with the authorization granted by the Annual General Meeting on 15 May 2026. The conditional capital increase will only be implemented to the extent that the holders or creditors of the Bonds, which are issued or guaranteed by the Company, dependent companies or by companies in which the Company owns a majority interest either directly or indirectly by 14 May 2031 (inclusive) based on the authorization granted by the Annual General Meeting on 15 May 2026, exercise any conversion or option right or fulfill any conversion or option obligation under the Bonds, or to the extent the Company grants shares in the Company instead of paying the amount due as well as to the extent the conversion or option rights or the conversion or option obligations are not serviced by treasury shares but rather by shares from authorized capital or other consideration.

Die neuen Aktien nehmen von dem Beginn des Geschäftsjahrs an, in dem sie entstehen, und für alle nachfolgenden Geschäftsjahre am Gewinn teil.	The new shares have the right to participate in any profits from the beginning of the financial year in which they are created and for all subsequent financial years.

Der Vorstand ist ermächtigt, die weiteren Einzelheiten der Durchführung der bedingten Kapitalerhöhung festzusetzen.	The Management Board is authorized to determine the further details of the implementation of the conditional capital increase.

Der Aufsichtsrat ist ermächtigt, die Fassung der Satzung der Gesellschaft entsprechend der jeweiligen Inanspruchnahme des Bedingten Kapitals 2026/I und nach Ablauf sämtlicher Options- und Wandlungsfristen entsprechend anzupassen.	The Supervisory Board is authorized to amend the articles of association of the Company accordingly after any utilization of the Conditional Capital 2026/I and upon expiration of all option or conversion periods.

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(4)	Der Vorstand der Gesellschaft ist ermächtigt, das Grundkapital der Gesellschaft bis einschließlich 14. Mai 2031 einmalig oder mehrmals und jeweils mit Zustimmung des Aufsichtsrats um insgesamt bis zu EUR 1.200.000,00 (in Worten: eine Million zweihunderttausend Euro) durch Ausgabe von bis zu 1.200.000 neuen auf den Inhaber lautenden Stückaktien gegen Bar- und/oder Sacheinlagen, einschließlich Forderungen gegen die Gesellschaft, zu erhöhen („Genehmigtes Kapital 2026/II“).	(4)	The Management Board is authorized until 14 May 2031 (inclusive) to increase, once or repeatedly and each time with the consent of the Supervisory Board, the share capital of the Company by a total amount of up to EUR 1,200,000.00 (in words: Euro one million two hundred thousand) through the issuance of up to 1,200,000 new no-par value bearer shares against contributions in cash and/or in kind, including claims against the Company (“Authorized Capital 2026/II”).

	Das Genehmigte Kapital 2026/II darf nur nach Wahl der Gesellschaft zur Bedienung von Zahlungsansprüchen aus unverfallbaren Virtual Restricted Stock Units verwendet werden, die im Rahmen des Virtual Restricted Stock Unit Program 2025 der Gesellschaft („VRSUP 2025“) an Mitglieder des Vorstands der Gesellschaft und Mitarbeiter der Gesellschaft sowie Mitglieder der Geschäftsleitung und Mitarbeiter von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel nach näherer Maßgabe des VRSUP 2025 gewährt wurden, jeweils ge-gen Einlage der Zahlungsansprüche aus den Virtual Restricted Stock Units.		The Authorized Capital 2026/II may only be utilized to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2025 of the Company (“VRSUP 2025”) to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 AktG or their investment vehicles, subject to the details of the VRSUP 2025, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units.

	Das Bezugsrecht der Aktionäre ist für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2026/II ausgeschlossen.		The shareholders’ subscription rights are excluded for one or more capital increases in the context of the Authorized Capital 2026/II.

	Der anteilige Betrag des Grundkapitals, der auf die im Rahmen des Genehmigten Kapitals 2026/II ausgegebenen neuen Aktien entfällt, darf 10 % des zum Zeitpunkt der Beschlussfassung über das Genehmigte Kapital 2026/II bestehenden Grundkapitals der Gesellschaft oder, falls dieser Betrag niedri-ger ist, des zum Zeitpunkt der Ausnutzung des Genehmigten Kapitals 2026/II bestehenden Grundkapitals nicht überschreiten. Auf diese 10%-Grenze wird der anteilige Betrag des Grundkapitals angerechnet, der auf Aktien entfällt, die seit der Beschluss-fassung über das Genehmigte Kapital 2026/II aus anderem genehmigten Kapital, bedingtem Kapital oder aus eigenen Aktien der Gesellschaft an Mitglieder des Vorstands der Gesellschaft und Mitarbeiter der Gesellschaft sowie Mitglieder der Geschäftsleitung und Mitarbeiter von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG oder deren Investment-vehikel zur Bedienung von Ansprüchen aus Beteiligungsprogrammen ausgegeben oder übertragen wurden.		The pro rata amount of the share capital attributable to the new shares issued under the Authorized Capital 2026/II may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the Authorized Capital 2026/II or, if this amount is lower, existing at the time of the utilization of the Authorized Capital 2026/II. Towards this 10% limit shall count the proportional amount of the share capital attributable to any shares that were issued or transferred from other authorized capital, conditional capital or from treasury shares to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 AktG or their investment vehicles to settle claims under participation programs since the resolution on the Authorized Capital 2026/II was adopted.

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	Der Vorstand ist ermächtigt, mit Zustimmung des Aufsichtsrats den weiteren Inhalt der mit den Aktien verbundenen Rechte und die Bedingungen der Aktienausgabe im Rahmen des Genehmigten Kapitals 2026/II festzulegen; dies schließt die Festlegung der Gewinnanteilsberechtigung der neuen Aktien ein, die abweichend von § 60 Abs. 2 AktG auch für ein bereits abgelaufenes Geschäftsjahr festgelegt werden kann.		The Management Board is authorized, with the consent of the Supervisory Board, to determine any additional content of the rights attached to the shares and the conditions of the share issue under the Authorized Capital 2026/II; this includes the determination of the profit participation of the new shares, which may, in deviation from section 60(2) AktG, also participate in the profit of completed fiscal years.

	Der Aufsichtsrat ist ermächtigt, die Satzung der Gesellschaft nach teilweiser oder vollständiger Ausnutzung des Genehmigten Kapitals 2026/II oder nach Ablauf der Frist für die Ausnutzung des Genehmigten Kapitals 2026/II entsprechend anzupassen.		The Supervisory Board is authorized to adjust the wording of the Articles of Association accordingly following any partial or the complete utilization of the Authorized Capital 2026/II or upon expiry of the period for the utilization of the Authorized Capital 2026/II.

(5)	Der Vorstand der Gesellschaft ist ermächtigt, das Grundkapital der Gesellschaft bis einschließlich 31. Dezember 2030 einmalig oder mehrmals und jeweils mit Zustimmung des Aufsichtsrats um insgesamt bis zu EUR 300.000,00 (in Worten: Euro dreihunderttausend) durch Ausgabe von bis zu 300.000 neuen auf den Inhaber lautenden Stückaktien gegen Sacheinlagen, einschließlich Forderungen gegen die Gesellschaft, zu erhöhen („Genehmigtes Kapital 2026/III“).	(5)	The Management Board is authorized until 31 December 2030 (inclusive) to increase, once or repeatedly and each time with the consent of the Supervisory Board, the share capital of the Company by a total amount of up to EUR 300,000.00 (in words: Euro three hundred thousand) through the issuance of up to 300,000 new no-par value bearer shares against contributions in kind, including claims against the Company (“Authorized Capital 2026/III”).

	Das Genehmigte Kapital 2026/III darf nur zur teilweisen oder vollständigen Erfüllung von Vergütungsansprüchen der amtierenden und/oder ehemaligen Mitglieder des Aufsichtsrats der Gesellschaft durch Ausgabe neuer Aktien an die amtierenden und/oder ehemaligen Mitglieder des Aufsichtsrats der Gesellschaft gegen Einbringung der Vergütungsansprüche der jeweiligen amtierenden und/oder ehemaligen Mitglieder des Aufsichtsrats verwendet werden.		The Authorized Capital 2026/III may only be utilized to settle claims for remuneration of incumbent and/or former members of the Supervisory Board of the Company partially or fully by issuing new shares to incumbent and/or former members of the Supervisory Board of the Company against contribution of the payment claims for remuneration of the respective incumbent and/or former members of the Supervisory Board.

	Die Anzahl der auszugebenden Aktien wird jeweils berechnet, indem der Teil- oder Gesamtvergütungsanspruch durch den Durchschnitt des Schlusskurses der Aktien der Gesellschaft, vertreten durch American Depositary Shares der Gesellschaft an der New York Stock Exchange (oder einem ver gleichbaren Nachfolgesystem), an den ersten fünf Handelstagen nach Einreichung des Formulars 20F der Gesellschaft bei der U.S. Securities and Exchange Commission dividiert und auf die nächste gerade Anzahl von Aktien abgerundet wird.		The number of shares to be issued is in each case calculated by dividing the partial or full payment claim for remuneration by the average of the closing price of the shares of the Company as represented by American Depositary Shares of the Company on the New York Stock Exchange (or a comparable successor system) on the first five trading days after filing of the Form 20F of the Company with the U.S. Securities and Exchange Commission and rounding down to the next even number of shares.

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Das Bezugsrecht der Aktionäre ist für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2026/III ausgeschlossen.	The shareholders’ subscription rights are excluded for one or more capital increases in the context of the Authorized Capital 2026/III.

Der Ausgabebetrag für alle aus dem Genehmigten Kapital 2026/III ausgegebenen Aktien beträgt EUR 1,00 pro Aktie. Die aus dem Genehmigten Kapital 2026/III ausgegebenen Aktien sind gewinnberechtigt ab dem 1. Januar des Kalenderjahres (i) in dem sie ausgegeben werden, wenn sie ausgegeben werden nachdem die ordentliche Hauptversammlung in dem jeweiligen Kalenderjahr stattgefunden hat, oder (ii) das dem Kalenderjahr vorausgeht, in dem sie ausgegeben werden, wenn sie ausgegeben werden bevor die ordentliche Hauptversammlung in dem Kalenderjahr, in dem sie ausgegeben werden, stattgefunden hat.	The issue price for any shares issued from the Authorized Capital 2026/III is EUR 1.00 per share. The shares issued from the Authorized Capital 2026/III have a profit entitlement as of 1 January of the calendar year (i) in which they are issued, if they are issued after the annual general meeting in the respective calendar year took place, or (ii) prior to the calendar year in which they are issued, if they are issued before the annual general meeting in the respective calendar year in which they are issued took place.

Der Vorstand ist ermächtigt, den weiteren Inhalt der mit den Aktien verbundenen Rechte und die Bedingungen der Aktienausgabe im Rahmen des Genehmigten Kapitals 2026/III festzulegen.	The Management Board shall be authorized to determine any additional content of the rights attached to the shares and the conditions of the share issue under the Authorized Capital 2026/III.

Der Aufsichtsrat ist ermächtigt, die Fassung der Satzung der Gesellschaft nach teilweiser oder vollständiger Ausnutzung des Genehmigten Kapitals 2026/III oder nach Ablauf der Frist für die Ausnutzung des Genehmigten Kapitals 2026/III entsprechend anzupassen.	The Supervisory Board is authorized to adjust the wording of the articles of association of the Company accordingly following any partial or the complete utilization of the Authorized Capital 2026/III or upon expiry of the period for the utilization of the Authorized Capital 2026/III.

§ 5	Section 5
Aktien	Shares

(1) Die Aktien lauten auf den Inhaber.	(1) The shares are bearer shares.

(2) Die Gesellschaft ist berechtigt, Aktienurkunden auszugeben, die einzelne Aktien (Einzelaktienzertifikate) oder mehrere Aktien (Globalaktienzertifikate) verbriefen. Ein Anspruch der Aktionäre auf Verbriefung ihrer Anteile ist ausgeschlossen, soweit dies gesetzlich zulässig und nicht eine Verbriefung nach den Regeln einer Börse erforderlich ist, an der die Aktien zum Handel zugelassen sind. Die Verbriefung ist für solche Aktien, die als elektronische Aktien in einem elektronischen Wertpapierregister eingetragen sind, vollständig ausgeschlossen. Ein Anspruch der Aktionäre auf die Ausgabe von Gewinnanteil oder Erneuerungsscheinen ist ausgeschlossen.	(2) The Company is entitled to issue share certificates representing individual shares (individual share certificates) or several shares (global share certificates). As far as legally permissible and not required by the rules and procedures of a stock exchange on which the shares are admitted for trading, the right of shareholders to receive share certificates shall be excluded. Certification is entirely excluded for such shares that are entered as electronic shares into an electronic securities register. The shareholders shall have no claim to the issue of dividend or renewal coupons.

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(3) Die Form der Aktien sowie etwaiger Gewinnanteil- oder Erneuerungsscheine bestimmt der Vorstand. Das gleiche gilt für Schuldverschreibungen und Zinsscheine.	(3) The form of the shares as well as dividend and renewal coupons, if any, shall be determined by the Management Board. The same applies with regard to bonds and interest coupons.

III. VORSTAND	III. MANAGEMENT BOARD

§ 6	Section 6
Zusammensetzung und Geschäftsordnung	Composition and Rules of Procedure

(1) Der Vorstand besteht aus einem oder mehreren Mitgliedern. Der Aufsichtsrat bestimmt die Zahl der Mitglieder des Vorstands.	(1) The Management Board consists of one or several members. The number of members of the Management Board shall be determined by the Supervisory Board.

(2) Der Aufsichtsrat kann einen Vorsitzenden oder mehrere Vorsitzende des Vorstands sowie einen stellvertretenden Vorsitzenden ernennen.	(2) The Supervisory Board may appoint a Chairperson or several Chairpersons as well as a Deputy Chairperson of the Management Board.

(3) Die Bestellung von Vorstandsmitgliedern, der Abschluss der Anstellungsverträge und der Widerruf der Bestellung sowie die Änderung und Beendigung der Anstellungsverträge erfolgen durch den Aufsichtsrat. Der Aufsichtsrat kann für den Vorstand eine Geschäftsordnung erlassen.	(3) The Supervisory Board is responsible for the appointment of members of the Management Board, the conclusion of their employment contracts and the revocation of appointments as well as for any amendment to or termination of Management Board employment contracts. The Supervisory Board may adopt Rules of Procedure for the Management Board.

§ 7	Section 7
Geschäftsführung und Vertretung der	Management and Representation of the
Gesellschaft	Company

(1) Der Vorstand leitet die Gesellschaft in eigener Verantwortung. Er hat die Geschäfte der Gesellschaft nach Maßgabe des Gesetzes, der Satzung und der Geschäftsordnung für den Vorstand zu führen. Unbeschadet der Gesamtverantwortung des Vorstands leitet jedes Vorstandsmitglied den ihm durch die Geschäftsordnung zugewiesenen Geschäftsbereich selbstständig.	(1) The Management Board shall have sole responsibility for the management of the Company. The Management Board shall manage the Company’s business in accordance with the law, the Articles of Association and the Rules of Procedure for the Management Board. Notwithstanding the collective responsibility of the Management Board, the various board members are individually responsible for the management of their respective business divisions as outlined in the Management Board Rules of Procedure.

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(2)	Besteht der Vorstand aus mehreren Personen, so wird die Gesellschaft durch zwei Vorstandsmitglieder oder durch ein Vorstandsmitglied gemeinsam mit einem Prokuristen im Sinne der §§ 48 ff. HGB gesetzlich vertreten. Ist nur ein Vorstandsmitglied bestellt oder hat der Aufsichtsrat ein Vorstandsmitglied zur Alleinvertretung ermächtigt, so vertritt es die Gesellschaft allein.	(2)	If the Management Board consists of several members, the Company shall be legally represented by two members of the Management Board or by one member of the Management Board together with the holder of a general commercial power of attorney within the meaning of Section 48 et seq. of the German Commercial Code (HGB). If only one member of the Management Board is appointed or if the Supervisory Board has authorized one member of the Management Board to represent the Company alone, such member shall solely represent the Company.

(3)	Der Aufsichtsrat kann alle oder einzelne Vorstandsmitglieder generell oder für den Einzelfall vom Verbot der Mehrfachvertretung gemäß § 181 2. Alternative BGB befreien; § 112 AktG bleibt unberührt. Im Übrigen wird die Gesellschaft durch Prokuristen im Sinne der §§ 48 ff. HGB oder andere Zeichnungsberechtigte nach näherer Bestimmung des Vorstands vertreten.	(3)	The Supervisory Board may generally or in specific cases issue to all members or to specific members of the Management Board an exemption from the prohibition of representing more than one party pursuant to Section 181 2nd alternative of the German Civil Code (BGB); Section 112 of the AktG remains unaffected. The Company is otherwise represented by holders of a general commercial power of attorney within the meaning of Section 48 et seq. of the HGB (Prokuristen) or by other authorized signatories (andere Zeichnungsberechtigte) to be determined by the Management Board.

IV.		IV.
AUFSICHTSRAT		SUPERVISORY BOARD

§ 8		Section 8
Zusammensetzung, Wahlen, Amtsdauer		Composition, Elections, Term of Office

(1)	Der Aufsichtsrat besteht aus sechs (6) Mitgliedern, die von der Hauptversammlung gewählt werden.	(1)	The Supervisory Board consists of six (6) members who shall be elected by the General Meeting.

(2)	Die Mitglieder des Aufsichtsrats werden vorbehaltlich einer anderweitigen Festlegung der Amtszeit bei der Wahl bis zur Beendigung der Hauptversammlung bestellt, die über die Entlastung für das vierte Geschäftsjahr nach dem Beginn der Amtszeit beschließt. Das Geschäftsjahr, in welchem die Amtszeit beginnt, wird hierbei nicht mitgerechnet.	(2)	Unless otherwise specified at the time of their election, the members of the Supervisory Board are elected for a period terminating at the end of the General Meeting that resolves on the formal approval of the members' acts for the fourth fiscal year following the commencement of their term of office. The fiscal year in which the term of office begins shall not be included in this calculation.

(3)	Die Wahl eines Nachfolgers eines vor Ablauf der Amtszeit ausgeschiedenen Mitglieds erfolgt für den Rest der Amtszeit des ausgeschiedenen Aufsichtsratsmitglieds, soweit die Hauptversammlung die Amtszeit des Nachfolgers nicht abweichend bestimmt. Entsprechendes gilt, falls eine Nachwahl wegen Wahlanfechtung notwendig wird.	(3)	If a member of the Supervisory Board leaves office before the end of his/her term, a successor shall be elected for the remaining term of the member who has left office unless the General Meeting specifies a different term of office for such a successor. The same procedure applies if a re-election becomes necessary due to the challenge of an election.

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(4)	Die Hauptversammlung kann gleichzeitig Ersatzmitglieder bestellen, die in einer bei der Wahl festzulegenden Reihenfolge an die Stelle vorzeitig oder aufgrund von Wahlanfechtung ausscheidender Aufsichtsratsmitglieder treten. Tritt ein Ersatzmitglied an die Stelle des ausgeschiedenen Mitglieds, so erlischt sein Amt mit Ende der Hauptversammlung, in der eine Nachwahl nach vorstehendem § 8 Abs. 3 stattfindet, spätestens jedoch mit Ablauf der Amtszeit des ausgeschiedenen Aufsichtsratsmitglieds. War das infolge einer Nachwahl ausgeschiedene Ersatzmitglied für mehrere Aufsichtsratsmitglieder bestellt worden, lebt seine Stellung als Ersatzmitglied wieder auf.	(4)	For members of the Supervisory Board, the General Meeting may, at the time of their election, appoint substitute members who shall replace members of the Supervisory Board leaving office before the end of their term or whose election has been successfully contested in an order to be determined at the time at which such substitute members are appointed. The term of office of such substitute members shall terminate at the end of the General Meeting in which a successor is elected in accordance with Section 8 para. 3 above and at the latest at the end of the term of office of the leaving member. If the substitute member whose term of office has terminated due to the election of a successor was appointed as a substitute member for several members of the Supervisory Board, his/her position as a substitute member shall renew.

(5)	Jedes Aufsichtsratsmitglied und Ersatzmitglied kann sein Amt auch ohne wichtigen Grund durch schriftliche Erklärung gegenüber dem Vorstand oder dem Vorsitzenden des Aufsichtsrats oder, im Falle einer Amtsniederlegung durch den Vorsitzenden, seinem Stellvertreter, mit einer Frist von einem Monat niederlegen. Der Aufsichtsratsvorsitzende kann den Vorsitz gegenüber dem Stellvertreter und der Stellvertreter kann das Stellvertreteramt gegenüber dem Vorsitzenden durch schriftliche Erklärung ohne wichtigen Grund mit einer Frist von einem Monat niederlegen. Der Vorstand, der Aufsichtsratsvorsitzende oder, im Falle der Niederlegung durch den Aufsichtsratsvorsitzenden, sein Stellvertreter, kann einer Verkürzung der vorgenannten Niederlegungsfristen oder einem Verzicht auf die Wahrung der Niederlegungsfristen zustimmen.	(5)	Each member of the Supervisory Board and each substitute member may resign from office even without good cause by providing one month’s written notice to the Management Board, the Chairperson of the Supervisory Board or, in case of a resignation by the Chairperson, to his/her deputy. The Chairperson of the Supervisory Board can resign from chairmanship with written notice issued to the Deputy and his/her Deputy can resign from his/her Deputy position with written notice issued to the Chairperson, in each case, with or without good cause by providing one month’s notice. The Management Board, the Chairperson of the Supervisory Board, or in case of a resignation by the Chairperson his/her Deputy, may consent to a shortening or waiving the aforementioned periods.

§ 9		Section 9
Vorsitzender und Stellvertreter		Chairman and Deputy Chairman

(1)	Der Aufsichtsrat wählt aus seiner Mitte einen Vorsitzenden und einen Stellvertreter. Die Wahl soll im Anschluss an die Hauptversammlung, in der die Aufsichtsratsmitglieder neu gewählt worden sind, erfolgen; zu dieser Sitzung bedarf es keiner besonde ren Einladung. Die Amtszeit des Vorsitzenden und des Stellvertreters entspricht, soweit nicht bei ihrer jeweiligen Wahl eine kürzere Amtszeit bestimmt wird, ihrer Amtszeit als Mitglied des Aufsichtsrats.	(1)	The Supervisory Board elects from among its members a Chairperson and a Deputy Chairperson. The election shall take place following the General Meeting that has elected the new members of the Supervisory Board; no special invitation is necessary for this meeting. The term of office of the Chairperson and his/her Deputy corresponds to their term of office as members of the Supervisory Board unless a shorter term is determined at the time of their respective election.

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(2)	Scheidet der Vorsitzende oder sein Stellvertreter vorzeitig aus diesem Amt aus, so hat der Aufsichtsrat jeweils unverzüglich eine Neuwahl vorzunehmen.	(2)	If the Chairperson or his/her Deputy leaves such office before the end of its term, the Supervisory Board shall conduct a new election without undue delay.

(3)	Der Stellvertreter des Vorsitzenden hat in allen Fällen, in denen er bei Verhinderung des Vorsitzenden in dessen Stellvertretung handelt, vorbehaltlich anderer Reglungen in dieser Satzung, die gleichen Rechte und Pflichten wie der Vorsitzende.	(3)	In all cases in which the Chairperson being absent or prevented from performing his office and the Deputy acts on his/her behalf, subject to other provisions of these Articles of Association, he/she has the same rights and obligations as the Chairperson.

(4)	Willenserklärungen des Aufsichtsrats sind im Namen des Aufsichtsrats von dem Vorsitzenden, im Falle seiner Verhinderung von seinem Stellvertreter abzugeben. Der Vorsitzende ist ermächtigt, Erklärungen für den Aufsichtsrat entgegen zu nehmen.	(4)	The Chairperson and, where he is unable to do so, the Deputy Chairperson shall be authorized to submit declarations of intention in the name of the Supervisory Board. The Chairperson is authorized to accept declarations on behalf of the Supervisory Board.

§ 10		Section 10
Rechte und Pflichten		Rights and Obligations of the
des Aufsichtsrats		Supervisory Board

(1)	Der Aufsichtsrat hat alle Aufgaben und Rechte, die ihm durch Gesetz und die Satzung zugewiesen werden.	(1)	The Supervisory Board shall have all rights and obligations assigned to it by law and by these Articles of Association.

(2)	Der Aufsichtsrat hat in der Geschäftsordnung für den Vorstand oder den Aufsichtsrat oder durch Beschluss zu bestimmen, dass bestimmte Geschäfte oder Arten von Geschäften nur mit seiner Zustimmung vorgenommen werden dürfen.	(2)	The Supervisory Board shall determine within the Rules of Procedure of the Management Board or of the Supervisory Board or by a resolution of its members that certain transactions or types of transactions shall be subjected to its approval.

(3)	Der Aufsichtsrat kann die Zustimmung zu einem bestimmten Kreis von Geschäften widerruflich allgemein oder für den Fall, dass das einzelne Geschäft bestimmten Anforderungen genügt, im Voraus erteilen.	(3)	The Supervisory Board may give revocable consent in advance to a certain group of transactions in general or to individual transactions that meet certain requirements.

(4)	Der Aufsichtsrat ist befugt, Änderungen der Satzung zu beschließen, die nur deren Fassung betreffen.	(4)	The Supervisory Board is entitled to resolve amendments to the Articles of Association if such amendments relate only to the wording of the Articles.

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§ 11	Section 11
Geschäftsordnung und Ausschüsse	Rules of Procedure and Committees

(1) Der Aufsichtsrat gibt sich eine Geschäftsordnung im Rahmen der gesetzlichen Vorschriften und der Bestimmungen dieser Satzung.	(1) The Supervisory Board shall adopt its own Rules of Procedure in accordance with the law and the provisions of these Articles of Association.

(2) Der Aufsichtsrat kann nach Maßgabe der gesetzlichen Vorschriften Ausschüsse bilden. Soweit das Gesetz oder die Satzung es zulassen, kann der Aufsichtsrat ihm obliegende Aufgaben, Entscheidungsbefugnisse und Rechte auf seinen Vorsitzenden, einzelne seiner Mitglieder oder aus seiner Mitte gebildete Ausschüsse übertragen. Zusammensetzung, Befugnisse und Verfahren der Ausschüsse werden vom Aufsichtsrat festgelegt.	(2) The Supervisory Board may set up committees in accordance with the law. To the extent permitted by law or by these Articles of Association, the Supervisory Board may delegate any of its duties, decisionmaking powers and rights to its Chairperson, to one of its members or to committees established from among its members. The Supervisory Board shall determine the composition, powers and procedures of such committees.

§ 12	Section 12
Sitzungen und Beschlussfassung des	Meetings and Resolutions of the
Aufsichtsrats	Supervisory Board

(1) Die Sitzungen des Aufsichtsrats werden vom Vorsitzenden des Aufsichtsrats unter Einhaltung einer Frist von mindestens sieben Tagen einberufen, wobei der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet werden. Die Einberufung kann schriftlich, per Telefax, per EMail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel erfolgen. Der Vorsitzende kann diese Frist in dringenden Fällen abkürzen und die Sitzung mündlich oder fernmündlich einberufen. Im Übrigen gelten hinsichtlich der Einberufung des Aufsichtsrats die gesetzlichen Bestimmungen sowie die Regelungen der Geschäftsordnung für den Aufsichtsrat.	(1) The Chairperson of the Supervisory Board shall convene the meetings of the Supervisory Board by providing at least seven days’ notice, not including the day on which the invitation is sent and the day of the meeting itself. Notice of meetings may be given in writing, by telefax, by email or any other customary means of communication (including electronic means of communication). In urgent cases the Chairperson may shorten this notice period and may call the meeting orally or by telephone. In all other respects regarding the calling of Supervisory Board meetings the rules provided by law as well as by the Rules of Procedure of the Supervisory Board shall apply.

(2) Die Sitzungen des Aufsichtsrats werden vom Vorsitzenden geleitet.	(2) Meetings of the Supervisory Board are chaired by the Chairperson.

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(3)	Beschlüsse des Aufsichtsrats werden in der Regel in Sitzungen gefasst. Auf Anordnung des Vorsitzenden oder mit Zustimmung aller Mitglieder des Aufsichtsrats können Sitzungen auch in Form einer Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) abgehalten und einzelne Aufsichtsratsmitglieder telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) zugeschaltet werden; in diesen Fällen kann die Beschlussfassung im Wege der Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) erfolgen. Abwesende bzw. nicht an der Konferenzschaltung mittels Telefon oder Videokonferenz teilnehmende Aufsichtsratsmitglieder können auch dadurch an der Beschlussfassung des Aufsichtsrats teilnehmen, dass sie schriftliche Stimmabgaben durch ein anderes Aufsichtsratsmitglied überreichen lassen. Darüber hinaus können abwesende Mitglieder ihre Stimme auch im Vorfeld der Sitzung, während der Sitzung oder nachträglich innerhalb einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist abgeben. Solche Stimmen können mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel abgegeben werden. Ein Recht zum Widerspruch gegen die vom Vorsitzenden angeordnete Form der Beschlussfassung besteht nicht.	(3)	Resolutions of the Supervisory Board shall generally be passed in meetings. At the order of the Chairperson or with the consent of all Supervisory Board members, the meetings of the Supervisory Board may also be held in the form of a telephone conference or by other electronic means of communication (especially by video conference); individual members of the Supervisory Board may connect to the meetings via telephone or by other electronic means of communication (especially by video conference); in such cases resolutions may also be passed by way of the telephone conference or by other electronic means of communication (especially by video conference). Members of the Supervisory Board who are absent from a meeting or who do not participate in a meeting via telephone or video conference can also participate in the passing of resolutions by submitting their votes in writing by way of another Supervisory Board member. In addition, absent members are permitted to cast their vote prior to or during the meeting or following the meeting within a reasonable period as determined by the Chairperson of the Supervisory Board. Such votes may be cast in oral form, by telephone, by telefax, by email or any other customary means of communication (including electronic means of communication). Objections to the form of voting determined by the Chairperson are not permitted.

(4)	Eine Beschlussfassung über Gegenstände der Tagesordnung, die nicht in der der Einladung beigefügten Tagesordnung enthalten waren und auch nicht bis zum dritten Tag vor der Sitzung mitgeteilt worden sind, falls nicht ein dringender Fall eine spätere Mitteilung rechtfertigt, ist nur zulässig, wenn kein Aufsichtsratsmitglied widerspricht. Abwesenden Mitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist schriftlich, mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel der Beschlussfassung zu widersprechen oder ihre Stimme abzugeben. Der Beschluss wird erst wirksam, wenn kein abwesendes Aufsichtsratsmitglied innerhalb der Frist widersprochen hat. Telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel zugeschaltete Mitglieder des Aufsichtsrats gelten als anwesend.	(4)	Resolutions on matters not included in the agenda enclosed with the meeting invitation and for which notice has not been provided at least three days prior to the meeting, except in situations where later notification is justified by urgent circumstances, shall only be permitted for consideration if no member of the Supervisory Board objects thereto. In such a case, absent members must be given the opportunity to object to the adoption of such resolutions or to cast their vote in writing, orally, by telephone, telefax, email or any other customary means of communication (including electronic means of communication) within an adequate period of time to be determined by the Chairperson. Such resolutions become effective only after no absent Supervisory Board member has objected within such a period. Members of the Supervisory Board taking part via telephone or other electronic means of communication are considered to be present.

(5)	Beschlüsse können auch außerhalb von Sitzungen (im Sinne von § 12 Abs. 3) schriftlich, mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger vergleichbarer Kommunikationsmittel sowie in Kombination der vorgenannten Formen, einschließlich im Umlaufverfahren, und in Kombination mit einer Beschlussfassung in einer Sitzung gefasst werden, wenn der Vorsitzende des Aufsichtsrats dies unter Beachtung einer angemessenen Frist anordnet oder sich alle Aufsichtsratsmitglieder an der Beschlussfassung beteiligen. Mitglieder, die sich bei der Beschlussfassung der Stimme enthalten, nehmen in diesem Sinne an der Beschlussfassung teil. Ein Recht zum Widerspruch gegen die vom Vorsitzenden angeordnete Form der Beschlussfassung besteht nicht.	(5)	Resolution may also be adopted outside of meetings (in the meaning of Section 12 para. 3) in writing, orally, by telephone, by telefax or by email or any other comparable means of communication, whereas the aforementioned forms may also be combined, including by way of circular resolution, or in combination with adopting the resolution in a meeting at the order of the Chairperson of the Supervisory Board if preceded by reasonable notice or if all members of the Supervisory Board participate in the adoption of the resolution. Members who abstain from voting are considered to take part in the resolution. Objections to the form of voting determined by the Chairperson are not permitted.

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DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(6)	Der Aufsichtsrat ist beschlussfähig, wenn mindestens die Hälfte seiner Mitglieder an der Beschlussfassung teilnimmt. Abwesende bzw. nicht telefonisch oder über sonstige elektronische Kommunikationsmittel (insbesondere Videokonferenz) teilnehmende oder zugeschaltete Aufsichtsratsmitglieder, die nach Maßgabe von § 12 Abs. 3 bzw. Abs. 5 ihre Stimme abgeben, sowie Mitglieder, die sich bei der Beschlussfassung der Stimme enthalten, nehmen in diesem Sinne an der Beschlussfassung teil.	(6)	The Supervisory Board has a quorum if at least half of its members take part in the voting. Absent members of the Supervisory Board or members who do not participate or are connected via telephone or via other electronic means of communication (especially via video conference) and who cast their vote in accordance with Section 12 para. 3 or para. 5 above, as well as members who abstain from voting, are considered to take part in the voting for this purpose.

(7)	Beschlüsse des Aufsichtsrats werden, soweit das Gesetz nicht zwingend etwas anderes bestimmt, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Stimmenthaltungen gelten in diesem Sinne nicht als abgegebene Stimmen. Ergibt eine Abstimmung im Aufsichtsrat Stimmengleichheit, gibt die Stimme des Vorsitzenden des Aufsichtsrats den Ausschlag. Im Falle der Verhinderung des Vorsitzenden des Aufsichtsrats steht dieses Recht seinem Stellvertreter zu.	(7)	Unless otherwise provided by mandatory law, resolutions of the Supervisory Board are passed with a simple majority of the votes cast. Abstentions shall not count as a vote cast in this case. If any vote of the Supervisory Board results in a tie, the vote of the Chairperson of the Supervisory Board shall be decisive. In the absence of the Chairperson of the Supervisory Board, the Deputy Chairperson’s vote shall be decisive.

(8)	Über die Beschlüsse und Sitzungen des Aufsichtsrats (im Sinne von § 12 Abs. 3) sowie über in diesen Sitzungen verabschiedete Beschlüsse sind Niederschriften zu fertigen, die vom Vorsitzenden zu unterzeichnen sind. Beschlüsse außerhalb von Sitzungen (im Sinne von § 12 Abs. 3) werden vom Vorsitzenden schriftlich festgehalten und allen Aufsichtsratsmitgliedern zugeleitet. In der Niederschrift sind Ort und Tag der Sitzung, die Teilnehmer und die Art und Weise ihrer Teilnahme, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlung und die Beschlüsse des Aufsichtsrats wiederzugeben.	(8)	Minutes shall be taken of the resolutions and meetings of the Supervisory Board (in the meaning of Section 12 para. 3) and of the resolutions adopted in such meetings. Such minutes shall be signed by the Chairperson. Resolutions which were adopted outside meetings (in the meaning of Section 12 para. 3) must to be recorded by the Chairperson in writing and shall be made available to all members of the Supervisory Board. The minutes of meetings shall state the place and date of the meeting, the participants and the manner of their participation, the items on the agenda, the principal contents of the proceedings and the resolutions of the Supervisory Board.

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DEUTSCHE FASSUNG	CONVENIENCE TRANSLATION

§ 13	Section 13
Vergütung	Compensation

Die Vergütung der Mitglieder des Aufsichtsrats wird von der Hauptversammlung bewilligt.	The compensation of the members of the Supervisory Board is approved by the General Meeting.

V. HAUPTVERSAMMLUNG	V. GENERAL MEETING

§ 14	Section 14
Ort und Einberufung	Place and Convocation

(1) Innerhalb der ersten acht Monate jedes Geschäftsjahres findet eine ordentliche Hauptversammlung der Aktionäre statt.	(1) An annual General Meeting shall be held within the first eight months of each fiscal year.

(2) Die Hauptversammlung wird vorbehaltlich der gesetzlichen Einberufungsrechte des Aufsichtsrats und einer Aktionärsminderheit durch den Vorstand einberufen. Die Hauptversammlung findet nach Wahl des einberufenden Organs am Sitz der Gesellschaft oder am Sitz einer deutschen Wertpapierbörse statt.	(2) Subject to any existing legal rights authorizing the Supervisory Board and a minority of the shareholders to convene the General Meeting, the General Meeting shall be convened by the Management Board. The General Meeting shall be held, at the option of the body convening the General Meeting, either at the registered seat of the Company or at the place of a German stock exchange.

(3) Die Hauptversammlung ist mindestens mit der gesetzlich vorgeschriebenen Mindestfrist einzuberufen.	(3) The General Meeting shall be at least convened within the statutory minimum period.

§ 15	Section 15
Teilnahme und Ausübung des Stimmrechts	Attending and exercise of voting right

(1) Zur Teilnahme an der Hauptversammlung und zur Ausübung des Stimmrechts sind die Aktionäre berechtigt, die sich rechtzeitig angemeldet und ihren Aktienbesitz nachgewiesen haben. Die Anmeldung muss der Gesellschaft unter der in der Einberufung hierfür mitgeteilten Adresse mindestens sechs Tage vor der Hauptversammlung (Anmeldefrist) zugehen. In der Einberufung kann eine kürzere, in Tagen zu bemessende Frist vorgesehen werden. Der Tag der Hauptversammlung und der Tag des Zugangs der Einberufungsmitteilung sind jeweils nicht mitzurechnen.	(1) All shareholders who have duly submitted notification of attendance and of evidence of shareholding shall be entitled to attend the General Meeting. This registration must be received by the Company at the address specified in the convening notice at least six days prior to the day of the General Meeting (registration period). The convening notice of the General Meeting may provide for a shorter period to be measured in days. This period does not include the day of the General Meeting or the day of receipt of the convening notice.

(2) Die Anmeldung muss in Textform (§ 126b BGB) oder auf einem sonstigen, von der Gesellschaft näher zu bestimmenden elektronischen Weg in deutscher oder englischer Sprache erfolgen.	(2) A shareholder’s registration notification must be in text form (Section 126b German Civil Code (BGB)) or by way of other electronic means as specified by the Company in greater detail and must be in German or English.

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(3)	Der Nachweis des Aktienbesitzes nach § 15 Abs. 1 ist durch Vorlage eines in Textform (§ 126b BGB) in deutscher oder englischer Sprache erteilten besonderen Nachweises über den Anteilsbesitz durch das depotführende Institut zu erbringen; hierzu genügt eine Bestätigung gemäß § 67c Abs. 3 AktG. Der besondere Nachweis über den Anteilsbesitz hat sich auf den gesetzlich bestimmten Zeitpunkt vor der Hauptversammlung (Nachweisstichtag) zu beziehen und muss der Gesellschaft unter der in der Einberufung hierfür mitgeteilten Adresse mindestens sechs Tage vor der Hauptversammlung zugehen. In der Einberufung kann eine kürzere, in Tagen zu bemessende Frist vorgesehen werden. Der Tag der Hauptversammlung und der Tag des Zugangs der Einberufungsmitteilung sind jeweils nicht mitzurechnen.	(3)	The evidence of shareholding pursuant to section 15(1) is to be submitted in the form of proof prepared by a depository institution in text form (section 126b BGB) in the German or English language; hereto a confirmation in accordance with section 67c(3) AktG shall be sufficient. The special proof of ownership of shares must refer to the point in time prior to the General Meeting as stipulated by law (record date) and be received by the Company at the address specified in the notice of the General Meeting at least six days prior to the General Meeting. The convening notice of the General Meeting may provide for a shorter period to be measured in days. This period does not include the day of the General Meeting or the day of receipt of the notice.

(4)	Das Stimmrecht kann durch Bevollmächtigte ausgeübt werden. Die Erteilung einer Vollmacht, ihr Widerruf und der Nachweis der Bevollmächtigung gegenüber der Gesellschaft bedürfen der Textform (§ 126b BGB), sofern in der Einberufung keine Erleichterungen bestimmt werden. Die Einzelheiten für die Erteilung der Vollmachten, ihren Widerruf und ihren Nachweis gegenüber der Gesellschaft werden mit der Einberufung der Hauptversammlung bekannt gemacht. § 135 AktG bleibt unberührt.	(4)	Voting rights may be exercised by proxy. The granting of a proxy, its revocation and the evidence of authority must be provided to the Company in text form (Section 126b BGB) unless the convening notice provides for a less strict form. Details on the granting of the proxy, its revocation and the evidence provided to the Company shall be announced together with the notice convening the General Meeting. Section 135 of the AktG remains unaffected.

(5)	Der Vorstand ist ermächtigt vorzusehen, dass Aktionäre ihre Stimmen, ohne an der Hauptversammlung teilzunehmen, schriftlich oder im Wege elektronischer Kommunikation abgeben dürfen (Briefwahl). Der Vorstand ist auch ermächtigt, Bestimmungen zum Umfang und Verfahren der Rechtsausübung von abwesenden Aktionären nach Satz 1 zu treffen.	(5)	The Management Board is authorized to provide that shareholders may cast their votes in writing or by electronic communication without attending the General Meeting (absentee vote). The Management Board is also authorized to determine the scope and procedure of the exercise of absentee voting rights according to sentence 1.

(6)	Der Vorstand ist ermächtigt vorzusehen, dass Aktionäre an der Hauptversammlung auch ohne Anwesenheit an deren Ort und ohne einen Bevollmächtigten teilnehmen und sämtliche oder einzelne ihrer Rechte ganz oder teilweise im Wege elektronischer Kommunikation ausüben können (Online Teilnahme). Der Vorstand ist auch ermächtigt, Bestimmungen zum Umfang und Verfahren der Teilnahme und Rechtsausübung der abwesenden Aktionäre nach Satz 1 zu treffen.	(6)	The Management Board is authorized to provide that shareholders may participate in the General Meeting without being present in person at the place of the General Meeting or being represented and may exercise all or specific shareholders’ rights in total or in part by electronic communication (online participation). The Management Board is also authorized to determine the scope and the procedure of the exercise of online participation rights of absent shareholders according to sentence 1.

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§ 16		Section 16
Leitung der Hauptversammlung		Chair of the General Meeting

(1)	Den Vorsitz in der Hauptversammlung führt der Vorsitzende des Aufsichtsrats. Die Hauptversammlung kann auch von einem anderen Mitglied des Aufsichtsrats oder einem externen Dritten geleitet werden, wenn das Mitglied des Aufsichtsrats oder der externe Dritte vom Aufsichtsrat zu diesem Zweck im Voraus für den Einzelfall oder für eine Mehrzahl von Fällen bestimmt worden ist. Übernimmt weder der Vorsitzende des Aufsichtsrats, noch ein anderes vorher bestimmtes Mitglied des Aufsichtsrats bzw. ein externer Dritter den Vorsitz der Hauptversammlung, wird der Versammlungsleiter unter dem Vorsitz des Aktionärs mit dem höchsten in der Hauptversammlung erschienenen Anteilsbesitz oder seines Vertreters durch die Hauptversammlung gewählt.	(1)	The General Meeting is chaired by the Chairperson of the Supervisory Board. The General Meeting may also be chaired by any other member of the Supervisory Board or a third party who have been designated in advance by the Supervisory Board for a single instance or multiple instances. If neither the Chairperson of the Supervisory Board, nor another previously-designated member of the Supervisory Board nor another previously designated third party takes the chair of the General Meeting, then the Chairperson of the General Meeting shall be elected by the General Meeting, which election shall be chaired by the shareholder with the highest number of shares present at the General Meeting, or his/her representative.

(2)	Der Versammlungsleiter leitet die Verhandlungen und regelt den Ablauf der Hauptversammlung. Er kann sich hierbei, insbesondere bei der Ausübung des Hausrechts, der Unterstützung von Hilfspersonen bedienen. Er bestimmt die Reihenfolge der Redner und der Behandlung der Tagesordnungspunkte sowie die Form, das Verfahren und die weiteren Einzelheiten der Abstimmung und kann, soweit gesetzlich zulässig, über die Zusammenfassung von sachlich zusammengehörigen Beschlussgegenständen zu einem Abstimmungspunkt entscheiden.	(2)	The Chairperson of the General Meeting chairs the proceedings of the General Meeting and directs the course of the proceedings at the General Meeting. He/she may, particularly in exercising rules of order, make use of assistants. He/she shall determine the sequence of speakers and the consideration of the items on the agenda as well as the form, the procedure and the further details of voting; he/she may also, to the extent permitted by law, decide on the bundling of factually-related resolution items into a single voting item.

(3)	Der Versammlungsleiter ist ermächtigt, das Rede- und Fragerecht zeitlich angemessen zu beschränken. Er kann dabei insbesondere Beschränkungen der Redezeit, der Fragezeit oder der zusammengenommenen Rede- und Fragezeit sowie den angemessenen zeitlichen Rahmen für den ganzen Hauptversammlungsverlauf, für einzelne Gegenstände der Tagesordnung und für einzelne Redner zu Beginn oder während des Verlaufs der Hauptversammlung angemessen festlegen; das schließt insbesondere auch die Möglichkeit ein, erforderlichenfalls die Wortmeldeliste vorzeitig zu schließen und den Schluss der Debatte anzuordnen.	(3)	The Chairperson of the General Meeting is authorized to impose a reasonable time limit on the right to ask questions and to speak. In particular, he may establish at the beginning of or at any time during the General Meeting, a limit on the time allowed to speak or ask questions or on the combined time to speak and ask questions, determine an appropriate time frame for the course of the entire General Meeting, for individual items on the agenda or individual speakers; he may also, if necessary, close the list of requests to speak and order the end of debate.

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§ 17 Übertragung der Hauptversammlung	Section 17 Transmission of the General Meeting

(1) Der Vorstand ist ermächtigt, die Bild- und Tonübertragung der Hauptversammlung zuzulassen. Die näheren Einzelheiten regelt der Vorstand.	(1) The Management Board is authorized to allow an audio-visual transmission of the General Meeting. The details shall be determined by the Management Board.

(2) Die Teilnahme von Mitgliedern des Aufsichtsrats an der Hauptversammlung kann in Abstimmung mit dem Versammlungsleiter im Wege der Bild- und Tonübertragung erfolgen, sofern das Mitglied des Aufsichtsrats seinen Wohnsitz im Ausland hat oder am Tag der Hauptversammlung an der Teilnahme der Hauptversammlung verhindert ist.	(2)

Members of the Supervisory Board may be allowed to participate in the General Meeting by means of audio and video transmission in coordination with the Chairperson of the General Meeting, provided that the member of the Supervisory Board resides abroad or is unable to attend the General Meeting on the day of the General Meeting.

§ 18 Beschlussfassung	Section 18 Voting

(1) Jede Aktie gewährt in der Hauptversammlung eine Stimme.	(1) Each share carries one vote in the General Meeting.

(2) Beschlüsse der Hauptversammlung werden mit einfacher Mehrheit der abgegebenen Stimmen und, soweit eine Kapitalmehrheit erforderlich ist, mit der einfachen Mehrheit des bei der Beschlussfassung vertretenen Grundkapitals gefasst, sofern nicht das Gesetz oder diese Satzung zwingend etwas anderes vorschreibt; dies gilt insbesondere für Kapitalerhöhungen gegen Einlagen (§ 182 Abs. 1 Satz 2 AktG), Kapitalerhöhungen aus Gesellschaftsmitteln (§§ 207 Abs. 2 Satz 1, 182 Abs. 1 Satz 2 AktG) und Satzungsänderungen mit Ausnahme der Änderung des Gegenstands des Unternehmens (§ 179 Abs. 2 Satz 2 AktG).	(2) Resolutions of the General Meeting shall pass with a simple majority of the votes cast, and, in so far as a majority of the share capital is necessary for a passing vote, with a simple majority of the registered share capital represented at the voting, unless mandatory law or these Articles of Association stipulate otherwise; this applies in particular to capital increases against contributions (Section 182 para. 1 sentence 2 of the AktG), capital increases from the Company’s own funds (Sections 207 para. 2 sentence 1, 182 para. 1 sentence 2 of the AktG) and amendments to these Articles of Association, except for a change of the company purpose (Section 179 para. 2 sentence 2 of the AktG).

VI. JAHRESABSCHLUSS UND GEWINNVERWENDUNG	VI. ANNUAL FINANCIAL STATEMENTS AND APPROPRIATION OF PROFIT

§ 19 Geschäftsjahr	Section 19 Fiscal Year

Das Geschäftsjahr der Gesellschaft ist das Kalenderjahr.	The fiscal year of the Company is the calendar year.

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§ 20	§ 20
Jahresabschluss	Annual Financial Statements

(1) Der Vorstand hat den Jahresabschluss und den Lagebericht sowie, soweit gesetzlich vorgeschrieben, den Konzernabschluss und den Konzernlagebericht für das vergangene Geschäftsjahr innerhalb der gesetzlichen Fristen aufzustellen und diese Unterlagen unverzüglich dem Aufsichtsrat und dem Abschlussprüfer vorzulegen. Zugleich hat der Vorstand dem Aufsichtsrat einen Vorschlag vorzulegen, den er der Hauptversammlung für die Verwendung des Bilanzgewinns machen will.	(1) The Management Board shall prepare the annual financial statements and the management report as well as, where required by law, the consolidated financial statements and the group management report for the preceding fiscal year within the statutory terms, and submit these documents without undue delay to the Supervisory Board and the auditors. At the same time the Management Board shall submit to the Supervisory Board a proposal for the appropriation of the distributable profit (Bilanzgewinn) that shall be presented to the General Meeting.

(2) Sofern Vorstand und Aufsichtsrat den Jahresabschluss feststellen, sind sie ermächtigt, den Jahresüberschuss, der nach Abzug der in die gesetzliche Rücklage einzustellenden Beträge und eines Verlustvortrags verbleibt, zum Teil oder ganz in andere Gewinnrücklagen einzustellen. Die Einstellung eines größeren Teils als der Hälfte des Jahresüberschusses ist nicht zulässig, soweit die anderen Gewinnrücklagen die Hälfte des Grundkapitals übersteigen oder nach der Einstellung übersteigen würden.	(2) If the Management Board and the Supervisory Board approve the annual financial statements, they shall be authorized to allocate the net income for the financial year, which remains after deduction of the amounts which must be allocated to statutory reserves and losses carried forward, in whole or in part, to other retained earnings. They shall not be permitted to allocate to retained earnings an amount exceeding half of the net income for the financial year to the extent that other retained earnings exceed half of the registered share capital or after such allocation would exceed half of the registered share capital.

§ 21	§ 21
Gewinnverwendung und ordentliche	Appropriation of Profit
Hauptversammlung	and Ordinary General Meeting

(1) Die Hauptversammlung beschließt alljährlich in den ersten acht Monaten des Geschäftsjahres über die Verwendung des Bilanzgewinns, über die Entlastung der Mitglieder des Vorstands und des Aufsichtsrats und über die Wahl des Abschlussprüfers (ordentliche Hauptversammlung) sowie in den im Gesetz vorgesehenen Fällen über die Feststellung des Jahresabschlusses.	(1) The appropriation of distributable profits, formal approval of the acts of members of the Management Board and the Supervisory Board, the election of the auditor (ordinary General Meeting) and, to the extent required by law, the approval of financial statements shall be determined annually by a resolution of the General Meeting within the first eight months of each fiscal year.

(2) Die Anteile der Aktionäre am Gewinn bestimmen sich nach dem Anteil am Grundkapital des jeweiligen Aktionärs.	(2) Shareholder profits shares are determined in proportion to the number of shares in the registered share capital held by each respective shareholder.

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(3) Im Falle der Erhöhung des Grundkapitals kann die Gewinnbeteiligung der neuen Aktien abweichend von § 60 Abs. 2 AktG bestimmt werden.	(3) In case of an increase in share capital, the participation of the new shares in the profit sharing may be determined in divergence from Section 60 para. 2 of the AktG.

(4) Die Hauptversammlung kann anstelle oder neben einer Barausschüttung eine Verwendung des Bilanzgewinns im Wege einer Sachausschüttung beschließen. Sie kann in dem Beschluss über die Verwendung des Bilanzgewinns Beträge in Gewinnrücklagen einstellen oder als Gewinn vortragen.	(4) The General Meeting may resolve to distribute the distributable profit by way of a dividend in kind in addition to or instead of a cash dividend. The General Meeting may allocate further amounts to retained earnings or carry such amounts forward as profit in the resolution on the appropriation of distributable profits.

VII.	VII.
SCHLUSSBESTIMMUNGEN	FINAL PROVISIONS

§ 22	§ 22
Formwechselaufwand	Costs of Transformation

Die Kosten des Formwechsels der Gesellschaft in die Rechtsform der Aktiengesellschaft (insbesondere Notar- und Gerichtsgebühren, Kosten der Veröffentlichung, Steuern, Prüfungs- und Beratungskosten) trägt die Gesellschaft bis zu einem Betrag von EUR 200.000,00.	The costs associated with changing the legal form of the Company into a stock corporation (in particular the notary and court fees, publication fees, taxes, audit fees and consultants fees) shall be borne by the Company in an amount up to EUR 200,000.00.

§ 23	§ 23
Sprachfassung	Language Version

Die deutsche Sprachfassung dieser Satzung ist maßgeblich. Die englische Sprachfassung ist nicht Teil der Satzung und nur eine unverbindliche Übersetzung.	The German language version of these Articles of Association shall prevail. The English version is not part of these Articles of Association and only a non-binding convenience translation.

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Bescheinigung gem. § 181 AktG

Zu dem vorstehend wiedergegebenen Wortlaut der Satzung bescheinige ich, dass die geänderten Bestimmungen der Satzung mit dem Beschluss des Aufsichtsrats vom 12. August 2026 und die unveränderten Bestimmungen mit der zuletzt zum Handelsregister eingereichten Fassung der Satzung übereinstimmen.

Berlin, 18. August 2026 / 18 August 2026

L.S.

Certificate according to Sec. 181 AktG

(German Stock Corporation Act)

With regards to the text of the Articles of Association as quoted above, I hereby certify that the amended provisions of the Articles of Association correspond to the resolution of the Supervisory Board dated 12 August 2026 and that the provisions which have not been amended correspond to the version of the Articles of Association that was last submitted to the Commercial Register.

gez. Rybarz

Dr. Jonas Rybarz, Notar/Notary

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